Exhibit 99.1

Tidelands Royalty Trust “B”

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES THIRD QUARTER CASH DISTRIBUTION

DALLAS, Texas, September 20, 2013 – Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.084767 per unit, payable on October 11, 2013, to unitholders of record on September 30, 2013. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelandsroyaltytrust.com/.

The distribution this quarter increased to $0.084767 per unit from $0.078200 per unit last quarter. Royalties received this quarter as compared to the last quarter increased due to increased natural gas production and prices, which was offset by decreased oil production and prices.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management
Toll Free – 1.800.985.0794